Exhibit 10.24

AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

OF

JEFFREY T. SLOVIN

This Amendment (“Amendment”) dated as of the 2nd day of December, 2008 by and between Sirona Dental Systems, Inc., a Delaware corporation, the parent company of Schick Technologies, Inc., having an office at 30-30 47th Avenue, Long Island City, New York (collectively, the “Company”) and Jeffrey T. Slovin (“Employee”).

WITNESSETH:

WHEREAS, the Company entered into an Amended and Restated Employment Agreement with Employee, made as of June 14, 2006 (the “Agreement”); and

WHEREAS, both the Company and Employee are desirous to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. Section IV shall be amended by deleting Section IV, paragraph (2) in its entirety and substituting in lieu thereof:

“(2)	Employee shall be eligible to receive a bonus in an amount payable pursuant to the terms and conditions set forth in the Fiscal 2008 Executive Bonus Plan. Under the Fiscal 2008 Executive Bonus Plan, Employee’s annual target bonus shall be comparable to that of Simone Blank or her successor. Employee’s bonus shall be paid in the calendar year in which it is earned.”

2. Section VII shall be amended by deleting the text of Section VII in its entirety and substituting in lieu thereof:

“In the event that Employee is terminated by the Company for “cause,” pursuant to the terms of Section V above, he shall receive no severance payments from the Company.

In the event that Employee’s employment hereunder is terminated by the Company without cause or Employee resigns his employment for “Good Reason” Employee shall receive (a) his annual base salary (at the rate in effect at the time of such termination plus any scheduled increase that Employee would have received pursuant to Section IV(1)(i) of this Agreement had he not resigned for Good Reason) for a period of twenty four (24) months following such termination (the “Severance Period”), (b) 2 times the target bonus he would otherwise have received during the year in which termination occurs and (c) the health and medical benefits pursuant to Section IV(6) of this Agreement through the earliest of (i) the last day of the Severance Period; (ii) the date Employee becomes eligible to receive comparable benefits; and (iii) the last day permitted by the Company’s applicable benefit plans, but not less than 18 months following such termination (subject to earlier termination on the date Employee becomes eligible to receive comparable benefits). Employee shall not be entitled to receive the severance and benefits in the event that he violates any provision of Section VIII or IX during the Severance Period.

Any base salary payable pursuant to this section shall be paid in regular monthly installments in accordance with the Company’s regular payroll practices. The annual bonuses payable hereunder shall be paid when and as annual bonuses are paid to the Company’s other senior executives. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent requested by the Company from time to time during the Severance Period, Employee shall, at times and in a manner that is mutually convenient, make himself available to consult with the Company for no additional compensation; provided that in no event shall Employee be required to expend more than five hours per month providing such services.”

3. Section X shall be amended by renumbering it to Section XI and the following shall be inserted as a new Section X of the Agreement after such renumbering:

“X Section 409A Compliance

(1)	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(2)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(3)	Notwithstanding any other payment schedule provided herein to the contrary, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)	With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)	To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Employee to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(4)	(i) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(5)	For purposes of Code Section 409A, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(6)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Employee unless otherwise permitted by Code Section 409A.

(7)	Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Employee’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.”

4. All other terms of the Agreement shall remain in full force and effect as previously written.

* * * * *

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment the day and year first above written.

SIRONA DENTAL SYSTEMS, INC.

By:

/s/ Jost Fischer
Name: Jost Fischer Its: Chairman, President and Chief Executive Officer

SCHICK TECHNOLOGIES, INC.

/s/ Jost Fischer
Name: Jost Fischer Its: Chairman, President and Chief Executive Officer

/s/ Jeffrey T. Slovin
Jeffrey T. Slovin